Exhibit 99.1

OCZ Technology Adopts Shareholder Rights Plan

SAN JOSE, CA—October 25, 2011—OCZ Technology Group, Inc. (Nasdaq: OCZ), a leading provider of high-performance solid-state drives (“SSDs”) for computing devices and systems, today announced that its board of directors has approved a shareholder rights plan (the “Plan”).

The Plan, which is similar to shareholder rights plans adopted by other U.S. companies, ensures the fair treatment of all OCZ shareholders in the event of any potential take-over bid for OCZ and provides the board of directors and shareholders with additional time to fully consider any unsolicited take-over bid and pursue, if appropriate, alternative transactions to maximize shareholder value.

The Plan was not adopted in response to any bid to acquire control of OCZ.  However, the board of directors believes that, based on peer valuations and recent representative transactions, the value of the business is not reflected in the current market price of the Company’s stock.  Accordingly, the board of directors believes that adoption of the Plan is in the best interests of all the Company’s shareholders.

In connection with the Plan, the Company’s board of directors declared a dividend of one preferred stock purchase right for each outstanding share of OCZ Technology Group, Inc. common stock.  The dividend will be distributed on November 4, 2011 to common stockholders of record on that date.  Each common stockholder is automatically entitled to the rights and no physical distribution of new certificates will be made at this time.  The rights distribution is not taxable to stockholders under U.S. laws.

Subject to certain exceptions, the rights will be exercisable only if a person or group acquires voting securities representing 20% or more of the outstanding common shares or announces a tender or exchange offer which would result in ownership of such common shares.

Each right, which is not presently exercisable and is represented by the Company’s common stock certificates, will entitle its holder to buy one one-hundredth of a share of a newly created class of preferred stock at an exercise price of $35.00, subject to adjustment.  Following the acquisition of voting securities by a person or group at or above the 20% threshold, the holders of the rights (other than the acquiring person or group) will be entitled to purchase shares of common stock at half-price, and, in the event of a subsequent merger or other acquisition of the Company, to buy shares of common stock of the acquiring entity at one-half of the market price of those shares.

The rights are redeemable for $.001 per right, subject to adjustment, before the acquisition of common shares by a person or group at or above the 20% voting power threshold.  The rights will expire on October 25, 2014.

About OCZ Technology Group, Inc.

Founded in 2002, San Jose, CA-based OCZ Technology Group, Inc. (OCZ), is a leader in the design, manufacturing, and distribution of high performance and reliable Solid-State Drives (SSDs) and premium computer components. OCZ has built on its expertise in high-speed memory to become a leader in the enterprise and consumer SSD markets, a technology that competes with traditional rotating magnetic hard disk drives (HDDs). SSDs are faster, more reliable, generate less heat and use significantly less power than the HDDs used in the majority of computers today. In addition to SSD technology, OCZ also offers high performance components for computing devices and systems, including enterprise-class power management products as well as leading-edge computer gaming solutions. For more information, please visit: www.ocztechnology.com.

The OCZ Technology Group, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7439

Forward Looking Statements

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown factors that may cause actual results of OCZ Technology Group, Inc. to be different from those expressed or implied in the forward-looking statements. In this context, words such as "will," "would," "expect," "anticipate," "should" or other similar words and phrases often identify forward-looking statements made on behalf of OCZ. It is important to note that actual results of OCZ may differ materially from those described or implied in such forward-looking statements based on a number of factors and uncertainties, including, but not limited to, whether the Plan will have its intended effects, market acceptance of OCZ's products and OCZ's ability to continually develop enhanced products; adverse changes both in the general macro-economic environment as well as in the industries OCZ serves, including computer manufacturing, traditional and online retailers, information storage, internet search and content providers and computer system integrators; OCZ's ability to efficiently manage material and inventory, including integrated circuit chip costs and freight costs; and OCZ's ability to generate cash from operations, secure external funding for its operations and manage its liquidity needs. Other general economic, business and financing conditions and factors are described in more detail in "Item 1A -- Risk Factors" in Part I in OCZ's Annual Report on Form 10-K filed with the SEC on May 17, 2011, and amended on May 31, 2011, and statements made in other subsequent filings. The filing is available both at www.sec.gov as well as via OCZ's website at www.ocztechnology.com. OCZ does not undertake to update its forward-looking statements.

CONTACT:
Media Contact:
McGrath|Power Public Relations
Derek James
(408) 727-0351
DerekJames@mcgrathpower.com

Investor Relations Contact:
OCZ Technology Group, Inc.
Bonnie Mott, Investor Relations Manager
408-440-3428
bmott@ocztechnology.com